EverBank Financial Corp Announces Second Quarter 2014 Financial Results

JACKSONVILLE, FL, July 30, 2014 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the second quarter ended June 30, 2014.
"We are pleased with our performance in the quarter as we achieved strong loan growth across our commercial and consumer lending businesses which resulted in 12% total asset growth compared to the first quarter," said Robert M. Clements, chairman and chief executive officer. "With the recent substantial corporate infrastructure investments and strategic repositioning initiatives completed, we expect to drive meaningful operating leverage across our scalable franchise which should result in continued improvement in efficiency in future periods."
GAAP net income available to common shareholders was $32.3 million for the second quarter 2014, compared to $29.2 million for the first quarter 2014 and $43.5 million for the second quarter 2013. GAAP diluted earnings per share were $0.26, a 13% increase from $0.23 in the first quarter 2014 and a 26% decrease from $0.35 in the second quarter 2013. Excluding the impact of $2.1 million in regulatory-related and other expenses, net of tax, net income available to common shareholders would have been $34.4 million, or $0.27 per diluted share.1
Second Quarter 2014 Key Highlights

•	Total assets grew to $19.8 billion, an increase of 12% compared to the prior quarter.

•	Retained originations of $1.6 billion in the quarter compared to $1.1 billion in the prior quarter.

•	Portfolio loans held for investment (HFI) grew to $15.3 billion, an increase of 10% compared to the prior quarter, or 41% annualized.

•	Increased total deposits to $13.9 billion, an increase of 4% compared to the prior quarter.

•	Tangible common equity per common share increased 9% year over year to $12.02 at June 30, 2014.

•	Return on average equity (ROE) was 8.6% for the quarter.

•	Adjusted non-performing assets to total assets improved to 0.51% at June 30, 2014. Annualized net charge-offs to total loans and leases held for investment remained low at 0.19% for the quarter.

•	Our board of directors approved a 33% increase in the quarterly common stock dividend to $0.04 per share.
"In addition to being ahead of our retained origination and portfolio loan growth targets year to date, we successfully executed a series of asset rotation initiatives in the quarter designed to optimize the risk-adjusted returns of our balance sheet," said W. Blake Wilson, president and chief operating officer. "We also made progress on our deposit growth strategy in the quarter and expect to benefit from increased consumer and commercial deposits in the second half of the year."
Balance Sheet
Strong Asset Growth
Total assets were $19.8 billion at June 30, 2014, an increase of $2.1 billion, or 12%, compared to the prior quarter. The strong sequential increase was driven by a $1.4 billion, or 10%, increase in portfolio loans HFI to $15.3 billion and a $1.1 billion, or 186%, increase in portfolio loans held for sale (HFS). The increase in loans HFS resulted from a transfer of $0.7 billion of longer duration hybrid adjustable rate mortgages (ARMs) from portfolio loans HFI to HFS. In addition, we supplemented our strong origination and portfolio growth with the acquisition of $1.5 billion of Ginnie Mae buyout loans. These loans have an attractive duration profile of less than two years on average, minimal incremental operating cost and are fully guaranteed by the United States government.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Loans HFI for the second quarter of 2014, as compared to the first quarter of 2014 and second quarter of 2013, were comprised of:

($ in millions)	Jun 30, 2014	Mar 31, 2014	Jun 30, 2013	% Change (Q/Q)	% Change (Y/Y)
Consumer Banking:
Residential loans	$5,205	$5,688	$4,237	(8)%	23%
Government insured pool buyouts	3,197	1,912	2,349	67%	36%
Total residential loans	8,402	7,600	6,586	11%	28%
Home equity lines	139	147	169	(6)%	(18)%
Other consumer and credit card	5	5	7	1%	(18)%
Total Consumer Banking	8,547	7,752	6,762	10%	26%

Commercial Banking:
Commercial real estate & other commercial	3,234	3,244	3,366	—%	(4)%
Mortgage warehouse finance	1,311	911	1,292	44%	1%
Lender finance	625	664	431	(6)%	45%
Commercial and commercial real estate	5,170	4,819	5,090	7%	2%
Equipment financing receivables	1,578	1,293	1,015	22%	55%
Total Commercial Banking	6,748	6,112	6,105	10%	11%

Total Loans HFI	$15,295	$13,864	$12,867	10%	19%

During the second quarter of 2014, total residential loans HFI increased $0.8 billion, or 11%, compared to the prior quarter and $1.8 billion, or 28%, year over year, to $8.4 billion driven by strong growth in our government insured pool buyouts portfolio. Residential loans declined $0.5 billion, or 8%, as we transferred $0.7 billion of longer duration hybrid ARMs to loans HFS. Total commercial loans and leases increased $0.6 billion, or 10%, compared to the prior quarter and $0.6 billion, or 11%, year over year to $6.7 billion. Equipment financing receivables increased $0.3 billion, or 22%, in the quarter to $1.6 billion and mortgage warehouse finance outstanding balances increased $0.4 billion, or 44%, compared to the prior quarter, to $1.3 billion.
Loan Origination Activities
Total originations were $2.9 billion and retained originations were $1.6 billion for the second quarter of 2014, an increase of 44% and 52%, respectively, compared to the prior quarter driven by balanced growth in both the commercial and consumer businesses. Year to date, retained organic originations totaled $2.7 billion, or $5.3 billion annualized. Total commercial originations during the quarter were $684 million, an increase of 110% compared to the prior quarter and 30% year over year, driven by strong growth in equipment financing receivables.
Residential loan originations were $2.2 billion for the second quarter of 2014, an increase of 31% compared to the prior quarter and a decrease of 31% year over year. Prime jumbo origination volume was $1.1 billion in the second quarter, an increase of 37% compared to the prior quarter and an increase of 6% year over year. The mix of purchase transactions increased to 61% of total originations and 80% of retail channel originations, compared to 46% and 70%, respectively, in the prior quarter.

The following table presents total organic loan and lease origination information by product type:

($ in millions)	Jun 30, 2014	Mar 31, 2014	Jun 30, 2013	% Change (Q/Q)	% Change (Y/Y)
Consumer originations
Conventional loans	$1,125	$892	$2,203	26%	(49)%
Prime jumbo loans	1,108	808	1,048	37%	6%
	2,233	1,700	3,251	31%	(31)%
Commercial originations
Commercial & commercial real estate	285	158	340	81%	(16)%
Equipment financing receivables	399	167	187	138%	113%
	684	326	527	110%	30%
Total organic originations	$2,917	$2,026	$3,778	44%	(23)%

Deposits
Total deposits were $13.9 billion at June 30, 2014, an increase of 4% compared to the prior quarter and an increase of 1% year over year. Commercial deposits were $1.8 billion, an increase of 3% compared to the prior quarter and 8% year over year, and represented 13% of total deposits at quarter end.
At June 30, 2014, as compared to the first quarter of 2014 and second quarter of 2013, our deposits were comprised of the following:

($ in millions)	Jun 30, 2014	Mar 31, 2014	Jun 30, 2013	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$1,056	$1,055	$1,205	—%	(12)%
Interest-bearing demand	2,802	2,962	3,082	(5)%	(9)%
Savings and money market accounts	4,864	5,024	5,153	(3)%	(6)%
Global market-based accounts	989	997	1,051	(1)%	(6)%
Time, excluding market-based	4,164	3,251	3,179	28%	31%
Total deposits	$13,875	$13,288	$13,670	4%	1%

Consumer deposits	$12,050	$11,523	$11,974	5%	1%
Commercial deposits	1,824	1,766	1,696	3%	8%
Total deposits	$13,875	$13,288	$13,670	4%	1%
Total other borrowings were $3.8 billion at June 30, 2014, compared to $2.4 billion in the prior quarter driven by increased Federal Home Loan Bank borrowings.
Capital Strength
Total shareholders' equity was $1.7 billion at June 30, 2014, an increase of 2% quarter over quarter and 8% year over year. The bank’s Tier 1 leverage ratio was 8.3% and the total risk-based capital ratio was 13.4% at June 30, 2014. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our common equity Tier 1 capital ratio at June 30, 2014 was 11.5% and our estimate of the fully phased-in Basel III common equity Tier 1 capital ratio was between 9.25% - 9.75%.

Credit Quality
Our adjusted non-performing assets were 0.51% of total assets at June 30, 2014, compared to 0.62% for the prior quarter and 0.92% at June 30, 2013. Net charge-offs during the second quarter of 2014 were $7 million, an increase of $3 million compared to the prior quarter. On an annualized basis, net charge-offs were 0.19% of total average loans and leases held for investment, compared to 0.12% for the prior quarter and 0.12% for the second quarter of 2013.
During the quarter, we sold a portfolio of legacy non-performing residential loans and residential troubled debt restructurings with a carrying value of approximately $79 million which should result in a modest reduction in noninterest expense.
Income Statement Highlights
Revenue
Revenue for the second quarter of 2014 was $229 million, an increase of $14 million, or 7%, from $215 million in the first quarter of 2014. The increase was driven by both higher net interest income and noninterest income.
Net Interest Income
For the second quarter of 2014, net interest income was $140 million, an increase of $9 million, or 7%, compared to the prior quarter. This increase resulted from a $1.9 billion, or 12%, increase in average interest-earning assets compared to the prior quarter, driven by higher residential mortgage loans HFI and HFS and commercial loans and leases HFI average balances, partially offset by higher average interest-bearing liabilities.
Core NIM, which is NIM excluding the impact of $1 million of Tygris acquisition excess accretion, decreased to 3.19% for the second quarter of 2014 from 3.36% in the first quarter of 2014. The decrease was driven by lower yields on our interest-earning assets as a result of the addition of lower yielding consumer and commercial loans, partially offset by the lower cost of interest-bearing liabilities.
Noninterest Income
Noninterest income for the second quarter of 2014 was $89 million, an increase of $5 million, or 6%, compared to the prior quarter. Gain on sale of loans increased $14 million, or 41%, as we sold loans with an unpaid principal balance (UPB) of approximately $1.5 billion in the quarter compared to sales of approximately $1.2 billion in the first quarter. Net loan servicing income declined $10 million compared to the prior quarter driven by lower servicing fee revenue resulting from the transfer of our default servicing UPB to Green Tree Servicing LLC (Green Tree) in May 2014 and no additional valuation allowance recovery in the quarter.
Noninterest Expense
Noninterest expense for the second quarter of 2014 increased by $6 million, or 4%, to $167 million from $161 million in the prior quarter. Salaries, commissions and employee benefits decreased by $2 million, or 2%, to $95 million due primarily to lower staffing levels resulting from the transfer of our default servicing platform to Green Tree in May 2014. General and administrative expense increased $10 million, or 27%, to $47 million from the first quarter of 2014 driven by an $8 million increase in FDIC and other agency fees, a $2 million increase in subservicing expense, a $1 million increase in consent order expense and a $1 million increase in credit-related expenses, offset by a $3 million decrease in other expense. The sequential increase in FDIC and other agency fees was largely driven by the $5 million recovery we experienced in the first quarter of 2014.
Year to date, noninterest expense was $329 million, or $657 million annualized. We continue to expect noninterest expense for the full year 2014 of $650 million.
Income Tax Expense
Our effective tax rate for the second quarter of 2014 was 38%, compared to 38% for the prior quarter and 38% for the second quarter of 2013.

Segment Analysis for the Second Quarter of 2014
During the second quarter, we changed the Company's operating segments to Consumer Banking, Commercial Banking, and Corporate Services in conjunction with the completion of our strategic repositioning initiatives. Management believes these segments better reflect our business strategy, client focus and allow us to more effectively evaluate operating performance.

•
Consumer Banking pre-tax income was $43 million, a 30% increase compared to $33 million in the prior quarter driven by an 11% increase in net interest income after provision resulting from a 14% increase in segment assets and a 7% increase in noninterest income, partially offset by a 3% increase in noninterest expense.

•
Commercial Banking pre-tax income was $39 million, a 13% decrease compared to $45 million in the prior quarter, driven by a 3% reduction in net interest income after provision, an 8% reduction in noninterest income and a 15% increase in noninterest expense driven by an increase in FDIC premium assessment and other agency fees.

•	Corporate Services had a pre-tax loss of $26 million, a 4% decrease compared to $27 million in the prior quarter driven by a 4% decline in noninterest expense.
Dividends
On July 25, 2014, the Company's Board of Directors declared a quarterly cash dividend of $0.04 per common share, payable on August 25, 2014, to stockholders of record as of August 13, 2014. Also on July 25, 2014, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on October 6, 2014, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of September 19, 2014.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Wednesday, July 30, 2014 to discuss its second quarter 2014 results. The dial-in number for the conference call is 1-866-652-5200 and the international dial-in number is 1-412-317-6060, passcode is 10049330. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.abouteverbank.com/ir.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $19.8 billion in assets and $13.9 billion in deposits as of June 30, 2014. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com/ir.
Media Contact                                                    Investor Relations
Michael Cosgrove                            Scott Verlander
904.623.2029                                  877.755.6722
Michael.Cosgrove@EverBank.com                    Investor.Relations@EverBank.com

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions and dispositions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	June 30, 2014	December 31, 2013
Assets
Cash and due from banks	$65,433	$46,175
Interest-bearing deposits in banks	104,563	801,603
Total cash and cash equivalents	169,996	847,778
Investment securities:
Available for sale, at fair value	1,029,667	1,115,627
Held to maturity (fair value of $120,965 and $107,921 as of June 30, 2014 and December 31, 2013, respectively)	118,614	107,312
Other investments	186,818	128,063
Total investment securities	1,335,099	1,351,002
Loans held for sale (includes $829,946 and $672,371 carried at fair value as of June 30, 2014 and December 31, 2013, respectively)	1,704,406	791,382
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	15,294,644	13,252,724
Allowance for loan and lease losses	(56,728)	(63,690)
Total loans and leases held for investment, net	15,237,916	13,189,034
Equipment under operating leases, net	18,460	28,126
Mortgage servicing rights (MSR), net	437,595	506,680
Deferred income taxes, net	54,351	51,375
Premises and equipment, net	54,844	60,733
Other assets	741,153	814,874
Total Assets	$19,753,820	$17,640,984
Liabilities
Deposits:
Noninterest-bearing	$1,055,556	$1,076,631
Interest-bearing	12,819,119	12,184,709
Total deposits	13,874,675	13,261,340
Other borrowings	3,797,000	2,377,000
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	298,947	277,881
Total Liabilities	18,074,372	16,019,971
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share;10,000,000 shares authorized; 6,000 issued and outstanding at June 30, 2014 and December 31, 2013)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized; 122,918,919 and 122,626,315 issued and outstanding at June 30, 2014 and December 31, 2013, respectively)	1,229	1,226
Additional paid-in capital	837,991	832,351
Retained earnings	744,164	690,051
Accumulated other comprehensive income (loss) (AOCI)	(53,936)	(52,615)
Total Shareholders’ Equity	1,679,448	1,621,013
Total Liabilities and Shareholders’ Equity	$19,753,820	$17,640,984

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest Income
Interest and fees on loans and leases	$170,325	$172,723	$328,795	$346,509
Interest and dividends on investment securities	9,818	14,813	19,649	31,063
Other interest income	110	317	272	615
Total Interest Income	180,253	187,853	348,716	378,187
Interest Expense
Deposits	23,442	26,567	46,049	53,390
Other borrowings	16,620	20,069	31,632	39,764
Total Interest Expense	40,062	46,636	77,681	93,154
Net Interest Income	140,191	141,217	271,035	285,033
Provision for Loan and Lease Losses	6,123	29	9,194	1,948
Net Interest Income after Provision for Loan and Lease Losses	134,068	141,188	261,841	283,085
Noninterest Income
Loan servicing fee income	40,417	47,192	87,034	89,355
Amortization of mortgage servicing rights	(19,026)	(35,945)	(39,598)	(71,023)
Recovery (impairment) of mortgage servicing rights	—	32,572	4,941	45,127
Net loan servicing income	21,391	43,819	52,377	63,459
Gain on sale of loans	47,703	75,837	81,554	158,148
Loan production revenue	5,347	10,063	9,926	19,552
Deposit fee income	4,533	4,290	7,868	10,215
Other lease income	3,806	6,471	8,711	12,882
Other	6,488	6,324	13,416	15,857
Total Noninterest Income	89,268	146,804	173,852	280,113
Noninterest Expense
Salaries, commissions and other employee benefits expense	95,259	118,457	192,953	228,936
Equipment expense	17,345	20,707	35,993	40,559
Occupancy expense	7,885	7,547	15,957	14,931
General and administrative expense	46,831	66,829	83,629	140,930
Total Noninterest Expense	167,320	213,540	328,532	425,356
Income before Provision for Income Taxes	56,016	74,452	107,161	137,842
Provision for Income Taxes	21,234	28,459	40,619	52,703
Net Income	$34,782	$45,993	$66,542	$85,139
Less: Net Income Allocated to Preferred Stock	(2,531)	(2,531)	(5,062)	(5,062)
Net Income Allocated to Common Shareholders	$32,251	$43,462	$61,480	$80,077
Basic Earnings Per Common Share	$0.26	$0.36	$0.50	$0.66
Diluted Earnings Per Common Share	$0.26	$0.35	$0.49	$0.65
Dividends Declared Per Common Share	$0.03	$0.02	$0.06	$0.04

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity and Tangible Assets are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity and Tangible Assets
(dollars in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Shareholders’ equity	$1,679,448	$1,647,639	$1,621,013	$1,602,913	$1,549,383
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	4,759	5,286	5,813	6,340	6,867
Tangible equity	1,627,830	1,595,494	1,568,341	1,549,714	1,495,657
Less:
Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
Tangible common equity	$1,477,830	$1,445,494	$1,418,341	$1,399,714	$1,345,657

Total assets	$19,753,820	$17,630,948	$17,640,984	$17,612,089	$18,362,872
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	4,759	5,286	5,813	6,340	6,867
Tangible assets	$19,702,202	$17,578,803	$17,588,312	$17,558,890	$18,309,146

EverBank Financial Corp and Subsidiaries

Regulatory Capital (bank level)
(dollars in thousands)		June 30, 2014		March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Shareholders’ equity		$1,714,454		$1,686,414	$1,662,164	$1,648,152	$1,598,419
Less:	Goodwill and other intangibles	(50,328)		(50,700)	(51,072)	(51,436)	(51,807)
	Disallowed servicing asset	(29,028)		(26,419)	(20,469)	(39,658)	(36,182)
	Disallowed deferred tax asset	(61,737)		(62,682)	(63,749)	(64,462)	(65,406)
Add:	Accumulated losses on securities and cash flow hedges	52,121		51,507	50,608	54,392	78,181
Tier 1 capital		1,625,482		1,598,120	1,577,482	1,546,988	1,523,205
Add:	Allowance for loan and lease losses	56,728		62,969	63,690	66,991	73,469
Total regulatory capital		$1,682,210		$1,661,089	$1,641,172	$1,613,979	$1,596,674

Adjusted total assets		$19,660,793		$17,539,708	$17,554,236	$17,510,528	$18,287,359
Risk-weighted assets		12,579,476		11,597,320	11,467,411	11,120,048	11,656,698

Regulatory Capital (EFC consolidated)
(dollars in thousands)		Jun 30, 2014		Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013
Shareholders’ equity		$1,679,448		$1,647,639	$1,621,013	$1,602,913	$1,549,383
Less:	Preferred stock	(150,000)		(150,000)	(150,000)	(150,000)	(150,000)
	Goodwill and other intangibles	(50,328)		(50,700)	(51,072)	(51,436)	(51,807)
	Disallowed servicing asset	(29,028)		(26,419)	(20,469)	(39,658)	(36,182)
	Disallowed deferred tax asset	(61,737)		(62,682)	(63,749)	(64,462)	(65,406)
Add:	Accumulated losses on securities and cash flow hedges	53,936		53,647	52,615	56,879	80,389
Common tier 1 capital		$1,442,291		$1,411,485	$1,388,338	$1,354,236	$1,326,377
			11,600,258,000
Risk-weighted assets		$12,583,537		11,600,258	11,469,483	11,120,445	11,656,997

EverBank Financial Corp and Subsidiaries

Non-Performing Assets(1)
(dollars in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Non-accrual loans and leases:
Consumer Banking:
Residential mortgages	$22,212	$47,835	$59,526	$60,066	$64,230
Home equity lines	1,903	3,462	3,270	4,164	4,368
Other consumer and credit card	20	33	18	15	243
Commercial Banking:
Commercial and commercial real estate	44,172	23,884	18,569	76,662	60,636
Equipment financing receivables	6,475	5,446	4,527	4,171	2,601
Total non-accrual loans and leases	74,782	80,660	85,910	145,078	132,078
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	74,782	80,660	85,910	145,078	132,078
Other real estate owned (OREO)	25,530	29,333	29,034	32,108	36,528
Total non-performing assets (NPA)	100,312	109,993	114,944	177,186	168,606
Troubled debt restructurings (TDR) less than 90 days past due	16,687	73,455	76,913	79,664	82,236
Total NPA and TDR(1)	$116,999	$183,448	$191,857	$256,850	$250,842

Total NPA and TDR	$116,999	$183,448	$191,857	$256,850	$250,842
Government insured 90 days or more past due still accruing	2,424,166	1,021,276	1,039,541	1,147,795	1,405,848
Loans accounted for under ASC 310-30:
90 days or more past due	23,159	9,915	10,083	45,104	54,054
OREO	—	—	—	21,240	21,194
Total regulatory NPA and TDR	$2,564,324	$1,214,639	$1,241,481	$1,470,989	$1,731,938
Adjusted credit quality ratios excluding government insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.44%	0.56%	0.61%	1.07%	0.89%
NPA to total assets	0.51%	0.62%	0.65%	1.01%	0.92%
NPA and TDR to total assets	0.59%	1.04%	1.09%	1.46%	1.37%
Credit quality ratios including government insured loans and loans accounted for under ASC 310-30:
NPL to total loans	14.89%	7.72%	8.12%	9.87%	10.76%
NPA to total assets	12.90%	6.47%	6.60%	7.90%	8.98%
NPA and TDR to total assets	12.98%	6.89%	7.04%	8.35%	9.43%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.